Exhibit (a)(1)(G)
FORM OF EMAIL ANNOUNCEMENT OF OFFER TO EXCHANGE
Date: January 21, 2011
To the Alexza Pharmaceuticals, Inc. Eligible Employees:
We are pleased to announce that Alexza Pharmaceuticals, Inc. (“Alexza”) has officially launched its Offer to Exchange Outstanding Options to Purchase Common Stock (referred to as the “Offer to Exchange” or the “Offer”). The Offer to Exchange commenced at 12:01 a.m., U.S. Eastern Time, on January 21, 2011 and will remain open until 8:00 p.m., U.S. Eastern Time, on February 18, 2011, unless the Offer is extended. You may take advantage of the Offer to Exchange by exchanging Eligible Options (as defined below) for a reduced number of replacement stock options with an exercise price equal to the fair market value of our common stock on the replacement option grant date.
An outstanding option will be deemed to be an “Eligible Option” if it meets all of the following conditions:
     (i) The option was granted under the Alexza 2005 Equity Incentive Plan.
     (ii) The option was granted prior to January 21, 2011, with an exercise price per share equal to or greater than $2.37.
     (iii) The option is held by an individual who is a current employee of Alexza on the date of grant of the new option. However, non-employee members of our Board of Directors and our consultants are not eligible to participate.
     (iv) The option is outstanding on the expiration date of the Offer.
     (v) If the option is subject to performance-based vesting conditions, it is fully vested as of the date of this email.
Participation in the Offer is completely voluntary and whether to participate in the Offer is completely your decision.
     • If you choose NOT to participate, you do not need to take any action and you will simply keep your outstanding Eligible Options with their current terms and conditions.
     • If you choose to participate in the Offer, please see the “HOW TO PARTICIPATE” instructions described below. The number of replacement stock options granted will be determined according to exchange ratios based on the exercise prices of your surrendered Eligible Options. Information regarding your Eligible Options and the exchange ratios is available at the Offer website maintained by BNY Mellon Shareowner Services (“BNY Mellon”) at https://www.corp-action.net/alexza. To the extent you have not previously accepted an Eligible Option, choosing to participate in the Offer and submitting your Election Form will be deemed to be an acceptance of the Eligible Option.
HOW TO PARTICIPATE
In order to participate in the Offer, please follow these steps:
     • Go to the Offer website at https://www.corp-action.net/alexa. The Offer website contains detailed information regarding the Offer and the forms necessary to participate in the Offer. Please read and carefully consider all of this information. Once you have reviewed the Offer documents, click the “Continue” button and then enter your personal PIN code, which is [PIN Code Field]. If you are not able to access the website or have difficulties logging in, please contact BNY Mellon Shareowner Services Customer Service Center, or the “Hotline” at 1-866-395-4634. We will make computer and internet access available at office locations to those employees without internet access.
     • Once you reach the Election Form, review the list of your Eligible Options. You will then need to check the appropriate boxes next to each of your Eligible Options to indicate whether you are tendering each Eligible Option for exchange in accordance with the terms of the Offer. Once you have checked the appropriate boxes and reviewed the information contained therein you may submit your Election Form.
     • Once you have submitted your Election Form, you will be taken to an Election Confirmation statement that will provide a summary of your election decisions.
     • Please print and retain a copy of your Election Confirmation statement for your records. You will also receive an e-mail confirming your election. If you do not receive that e-mail within 2 business days after submitting your Election Form, please contact the Hotline at 1-866-395-4634 or the Alexza Option Exchange Administrator at 650-944-7222 or 650-944-7666 or email optionexchange@alexza.com.
     • If you are not able to submit your election form electronically using the website maintained by BNY Mellon as a result of technical failures of the website, such as the website being unavailable or the website not accepting your election, or if you do not otherwise have access to the website for any reason (including lack of internet service), please contact the Hotline by telephone at 1-866-395-4634 between 9:00 a.m. U.S. Eastern Time and 8:00 p.m. U.S. Eastern Time to request paper materials. Any paper election form/withdrawal form so requested must be received by BNY Mellon in the manner provided in the Offer to Exchange Outstanding Options to Purchase Common Stock before 8:00 p.m., U.S. Eastern Time, on February 18, 2011, unless the Offer is extended.
Submissions by means other than the Offer website or as described immediately above will NOT be accepted.
The terms and conditions of the Offer are described in the “Schedule TO—Tender Offer Statement Under Section 14(d)(1) or 13(e)(1) of the Securities Exchange Act of 1934” and the related exhibits, including, (1) the Offer to Exchange Outstanding Options to Purchase Common Stock including, without limitation, the Summary Term Sheet, the Risk Factors, the Glossary and the Questions and Answers; (2) this e-mail; (3) the Frequently Asked Questions; and (4) the Election Form. We urge you to read the “Schedule TO—Tender Offer Statement Under Section 14(d)(1) or 13(e)(1) of the Securities Exchange Act of 1934” and the related exhibits carefully. You may call the Hotline at 1-866-395-4634 or the Alexza Option Exchange Administrator at 650-944-7222 or 650-944-7666 or email optionexchange@alexza.com with any questions. No one from Alexza or BNY Mellon is, or will be, authorized to provide you with advice, recommendations or additional information about the Offer. We encourage you to review the risk factors contained in the Offer documents, our annual report on Form 10-K for the fiscal year ended December 31, 2009, our quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2010 and our other reports filed with the Securities and Exchange Commission before you decide whether to participate in the Offer.
Although the Compensation Committee of the Board of Directors of the Company has approved the Offer, neither we nor the Compensation Committee of the Board of Directors of the Company may make any recommendation as to whether you should accept or refrain from accepting the Offer. You must make your own decision about the Offer, taking into account your own personal circumstances and preferences. You should carefully review the materials provided or referred to on the Offer website. We strongly recommend that you consult with your personal financial, tax and legal advisors in deciding whether to accept the Offer.
DEADLINE
If you choose to participate in the Offer, your Election Form must be submitted in one of the manners required by 8:00 p.m., U.S. Eastern Time, on February 18, 2011, unless this deadline is extended. If the deadline is extended, we will provide appropriate notice of the extension and the new deadline prior to the expiration of the Offer. The expiration deadline will be strictly enforced and late submissions will not be accepted and therefore we urge you to respond early to avoid any last minute problems.
If you choose to participate in the Exchange Offer, your Eligible Options that have been tendered will be cancelled upon acceptance by Alexza of such properly tendered Eligible Option after the expiration of the Offer, and your new stock options will be granted with an exercise price equal to the closing price of our common stock on or around February 22, 2011, or, if the Offer is extended, the first business day after the expiration of the Offer.
WITHDRAWAL/CHANGE OF ELECTION
If you change your mind after you have submitted an Election Form, you may submit a subsequent Election Form at any time before the expiration time and date of the Offer. You may change your mind as many times as you wish, but you will be bound by the last properly submitted Election Form that we receive before 8:00 p.m., U.S. Eastern Time, on February 18, 2011, unless this deadline is extended. To withdraw or change your election, you must access the Offer website at https://www.corp-action.net/alexza and submit an Election Form prior to the expiration of the Offer. Upon the receipt of such new Election Form, any previously submitted Election Form will be disregarded and will be considered replaced in full by the new Election Form.
If you make an election using paper materials, you may withdraw or change your election by submitting an Election Form via the Offer website, or, if unable to do so, through a subsequent election form/withdrawal form via regular mail or overnight delivery so that it is received by BNY Mellon on or before 8:00 p.m., U.S. Eastern Time, on February 18, 2011, unless this deadline is extended.
ALL EMPLOYEE MEETING
We intend to provide an informational session for eligible participants to discuss the details of the Offer and the process for participation. More information about the session will be posted on the Alexza intranet. This session is not a substitute for carefully reviewing the Offer documents and is not intended to provide a comprehensive overview of the Offer. We look forward to answering your questions.
All the best,
Alexza Option Exchange Administrator